EXHIBIT I

TEEKAY LNG PARTNERS L.P. 4th Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton, HM 08, Bermuda

NEWS RELEASE
TEEKAY LNG PARTNERS ACQUIRES TWO LNG CARRIERS

Hamilton, Bermuda, March 19, 2008 – Teekay GP LLC, the general partner of Teekay LNG Partners L.P. (Teekay LNG or the Partnership), today announced that Teekay LNG has agreed to acquire two 1993-built, 88,000 cubic meter specialized LNG vessels, the Arctic Spirit and the Polar Spirit, from Teekay Corporation (Teekay) for a total cost of $230 million.  Teekay LNG expects to acquire these vessels on April 1, 2008, and immediately charter the vessels back to Teekay for a period of ten years (plus options exercisable by Teekay to extend up to an additional fifteen years).  These charters are expected to generate approximately $27 million per annum in operating cash flow to the Partnership.  Teekay LNG intends to finance the acquisition initially with its existing cash balances and undrawn revolving credit facilities.

In December 2007, Teekay purchased the two vessels from a joint venture between ConocoPhillips and Marathon Oil Corporation for $230 million and chartered back the vessels to the sellers until April 2009 (with options exercisable by the charterers to extend up to an additional seven years).  Teekay was obligated to offer these vessels to Teekay LNG in accordance with the Omnibus agreement between the parties.

“We are pleased that Teekay LNG has been able to make this accretive acquisition,” commented Peter Evensen, Teekay GP LLC’s Chief Executive Officer.  “Given the uncertain length of the charters to the ConocoPhillips and Marathon Oil joint venture company, we believe that the long-term charters to Teekay are a better alternative for Teekay LNG since they will provide long-term stable cash flows for the Partnership.  These two vessels, together with our nine scheduled newbuilding deliveries, should allow us to meaningfully increase Teekay LNG’s cash distributions in both 2008 and 2009.  Teekay LNG’s current annualized distribution of $2.12 per unit already represents an attractive yield of over 7.7% based on our March 18, 2008 closing price of $27.45.”

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About Teekay LNG Partners L.P.

Teekay LNG Partners L.P. is a publicly-traded master limited partnership formed by Teekay Corporation (NYSE: TK) as part of its strategy to expand its operations in the LNG and LPG shipping sectors.  Teekay LNG Partners L.P. provides LNG, LPG and crude oil marine transportation services under long-term, fixed-rate time charter contracts with major energy and utility companies through its fleet of thirteen LNG carriers, four LPG carriers and eight Suezmax class crude oil tankers. Six of the thirteen LNG carriers are newbuildings scheduled for delivery between the second quarter of 2008 and early 2009.  Three of the four LPG carriers are newbuildings scheduled for delivery between mid-2008 and mid-2009.

Teekay LNG Partners’ common units trade on the New York Stock Exchange under the symbol “TGP”.

For Investor Relations enquiries contact:
Dave Drummond
Tel:  +1 (604) 609-6442

For Media enquiries contact:
Alana Duffy
Tel:  +1 (604) 844-6605

Web site:  www.teekaylng.com

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FORWARD LOOKING STATEMENTS

This release contains forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) which reflect management’s current views with respect to certain future events and performance, including statements regarding: the Partnership’s future growth prospects; the expected delivery dates of the vessels to Teekay LNG; the annual operating cash flow expected from the vessels and their respective charter contracts; and the expectation of increasing Teekay LNG’s cash distributions meaningfully in 2008 and 2009. The following factors are among those that could cause actual results to differ materially from the forward-looking statements, which involve risks and uncertainties, and that should be considered in evaluating any such statement: early termination or breach of one or more of the charter contracts; delays in deliveries of the Arctic Spirit, Polar Spirit or the nine other scheduled newbuildings; the Partnership’s ability to raise financing to purchase additional vessels; and other factors discussed in Teekay LNG’s filings from time to time with the SEC, including its Report on Form 20-F for the fiscal year ended December 31, 2006.  The Partnership expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Partnership’s expectations with respect thereto or any change in events, conditions or circumstances on which any such statement is based.

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